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                                                                    Exhibit 99.1

CONTACTS:

                            Dan Sullivan                Steve Barnes
Mike Spinney                Chief Financial Officer     Public Relations Manager
Sterling Hager, Inc.        NETsilicon, Inc.            NETsilicon, Inc.
mike@sterlinghager.com      dsullivan@netsilicon.com    sbarnes@netsilicon.com
(617) 926-6665 x372         (781) 647-1234 x4514        (781) 647-1234 x4304


           NETsilicon Acquires Embedded Network Technology of Pacific

                                    Softworks

               Acquisition Brings New Expertise, Revenue, Markets
               --------------------------------------------------

WALTHAM, MA, SEPTEMBER 5, 2000 - NETsilicon, Inc. (NASDAQ: NSIL), a leading provider of network-enabled, microprocessing solutions for embedded systems, announced today that it has acquired the strategic network technology assets of Newbury Park, California-based software developer PSI Softworks Technology, a subsidiary of PASW, Inc. (NASDAQ Small Cap: PASW) for 90,000 shares of NETsilicon common stock.

Pacific makes the FUSION(TM) line of embedded network protocols -- software that enables electronic devices to communicate over local and wide area networks. Its software is used in applications such as office automation equipment, wireless communication devices, navigation systems, cable set-top boxes, Web TV, medical imaging systems, aerospace and defense, networking equipment and Internet communications. Pacific customers include AOL, Canon, Ericsson, Honeywell, Hewlett Packard, Intel, Motorola, Nortel, Philips, Samsung, and Siemens.

"Networking software is a key component of our NET+Works integrated solution for connecting devices and appliances to networks. Pacific's sophisticated networking technology will give NETsilicon an important strategic advantage," said Cornelius "Pete" Peterson, president and CEO, NETsilicon. "In addition, we see the opportunity for NETsilicon to expand into new markets as we continue to provide Pacific's customers with innovative networking software solutions."

NETsilicon's products address the rapidly growing market for intelligent, networked devices. According to a 2000 report by research firm International Data Corp. (IDC), the market for Internet Appliances will grow from 11 million units and $2.4 billion in


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1999 to 89 million units and $17.8 billion by 2004.

The newly acquired operation will operate as the NETsilicon Softworks Group, remaining in Newbury Park, CA. Sales and ongoing development of the popular FUSION products will continue to be managed from Newbury Park, the company said.

ABOUT PASW
PASW, Inc., is located in Newbury Park, California, with sales and support offices in California, Europe, and Japan. PASW has been supplying Internet protocols for the embedded systems market since 1982. The products are portable to any real-time environment, with no dependency on an underlying OS or processor. Product support by protocol engineers is included with all products.

ABOUT NETSILICON
NETsilicon, Inc. (Nasdaq: NSIL) is a leading provider of integrated system-on-silicon and software solutions used by device manufacturers to add Internet and Ethernet connectivity to their products. Once network-enabled, these devices can be managed, accessed and serviced from anywhere. NETsilicon's highly integrated solutions help manufacturers reduce time-to-market, lower their costs, and free their engineers from the difficult task of integrating multi-vendor networking components. NETsilicon embedded networking solutions are used in a wide array of networked devices including digital office equipment; medical data collection and patient monitoring units; vending machines; factory automation and process control equipment; power supply monitors; building access control and security systems; exercise equipment; point-of-sale terminals; Internet cameras and telephones; and vehicle diagnostic tools.

For additional company, product or financial information, please visit the NETsilicon Web site, www.netsilicon.com, send email to info@netsilicon.com, or call 800-243-2333. For imaging information, send email to imaging@netsilicon.com. For calls originating outside the US, call 781-647-1234. NETsilicon headquarters is located at 411 Waverley Oaks Road #227, Waltham, MA 02452.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the company's ability to develop, produce, and market products that incorporate new technology on a timely basis, that are priced competitively and achieve significant market acceptance; higher expenses associated with the development and marketing of new products; changes in product mix; risks of dependence on third-party component suppliers; inventory risks due to shifts in market demand; the presence of competitors with broader product lines and greater financial resources; intellectual property rights and litigation; needs for liquidity; and the other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

NETsilicon and NET+Works are trademarks of NETsilicon, Inc. All other trademarks are the property of their respective owners.